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                                                                 Exhibit 23.4

Independent Auditors' Consent


We consent to the incorporation by reference in the Registration of Washington Mutual, Inc. on Form S-8 of our report dated January 15, 1998, except as to Note 2 of Notes to Consolidated Financial Statements, which is as of February 13, 1998, and Note 19 of Notes to Consolidated Financial Statements, which is as of March 16, 1998, relating to the consolidated statement of financial condition as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows of H.F. Ahmanson & Company and subsidiaries for each of the years in the two-year period ended December 31, 1997, which report appears in the December 31, 1998, annual report on Form 10-K of Washington Mutual, Inc.

                                /s/ KPMG LLP




Los Angeles, California
September 22, 1999